May 21, 1998

Salomon Brothers Inc
Seven World Trade Center
New York, NY 10048

Structured Products Corp.
Seven World Trade Center
Room 33-130, 33rd Floor
New York, NY 10048

           Re:  Structured Products Corp.
                Registration Statement on Form
                S-3, No. 33-55860 (the "Registration
                STATEMENT")

Ladies and Gentlemen:

     We have advised Structured Products Corp. (the "Registrant") in connection with the filing with the Securities and Exchange Commission (the "Commission"), pursuant to Rules 415 and 424(b)(2) of the Securities Act of 1933, as amended (the "Act"), of the Prospectus dated June 13, 1997 (the "Base Prospectus") and the Prospectus Supplement dated May 21, 1998 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus"), relating to the issuance of TIERS Corporate Bond-Backed Certificates, Series C 1998-6 (the "Certificates"). Capitalized terms not otherwise defined herein are used as defined in the Prospectus.

     In that connection, we are familiar with the proceedings taken in connection with the authorization, issuance and sale of the Certificates and we have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the trust agreement pursuant to which the Certificates are issued (the "Trust Agreement).

     Based on the foregoing and assuming that the transactions contemplated to occur under the Registration Statement and the Trust Agreement in fact occur in accordance with the terms thereof, we hereby confirm that the description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Federal Income Tax Consequences" in the Prospectus Supplement conforms to our advice given to the Registrant. We hereby confirm the opinion set forth in the Prospectus Supplement.

     In rendering the foregoing opinions, we have assumed the following: (a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties made in conference or contained in the records, documents, instruments and certificates we have reviewed.

     We express no opinions as to matters of law other than the federal income tax law of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Base Prospectus and Prospectus Supplement contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.





                                      Very truly yours,

                                      /s/ Stroock & Stroock & Lavan LLP

                                      STROOCK & STROOCK & LAVAN LLP